UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Inter-Tel (Delaware), Incorporated
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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     This filing consists of correspondence distributed to stockholders of Inter-Tel (Delaware), Incorporated on October 13, 2006, concerning a definitive proxy statement which was filed by the registrant with the United States Securities and Exchange Commission on September 19, 2006.
Correspondence to stockholders of Inter-Tel (Delaware), Incorporated:
[Inter-Tel Logo]
October 13, 2006
Dear Stockholder:
     The October 24, 2006 Special Meeting of stockholders is fast approaching and your vote is critical. The Special Committee of the Company’s Board of Directors unanimously recommends that you reject the “Sell the Company” resolution proposed by Inter-Tel’s former CEO Steven G. Mihaylo. We urge you to protect your investment by voting the enclosed WHITE proxy card TODAY by telephone, via the Internet, or by signing, dating and returning the enclosed card.
     We believe that Mr. Mihaylo’s resolution is unnecessary, disruptive and, if followed, could deprive Inter-Tel stockholders of the opportunity to benefit from the Company’s substantial recent investment in new products. In our view, Mr. Mihaylo’s resolution is just a means by which he can maneuver the Company into selling to him at a price that would only benefit one stockholder, namely Mr. Mihaylo himself.
ISS, A LEADING PROXY ADVISOR, RECOMMENDS REJECTION OF THE MIHAYLO RESOLUTION
     Institutional Shareholder Services (ISS), one of the nation’s leading independent proxy advisors, recommends that Inter-Tel stockholders vote AGAINST the Mihaylo Resolution on the WHITE proxy card. ISS’s voting analyses are relied upon by hundreds of major institutional investors, mutual funds, pension plans and other fiduciaries.
In its report, ISS stated:
“We believe that the Mihaylo Group’s proposal is not in shareholders’ best interests. The company has commenced a process whereby it, with the assistance of its advisor, will explore alternatives to maximize shareholder value. We believe that this process should be allowed to run its course. The Mihaylo resolution would have the board sidestep this process and act with undue haste, and given the absence of competing bids, would likely cause Mihaylo Group to be the de facto winner of any auction process. Further, the Mihaylo offer, while higher than current market prices, is low relative to the company’s historical prices ...”*

ISS noted that:
"[T]he company has a new management team, a new strategic plan, and a major product release planned before the end of 2006. Moreover, the company has experienced revenue growth for each of the last two years and is both profitable and debt-free. As such, we see no compelling evidence that a sale of the company is necessary at this time.”*
MANY OF OUR LARGE INVESTORS AGREE THAT MIHAYLO IS TRYING TO BUY YOUR COMPANY ON THE CHEAP
     Many of our large stockholders have told us that they agree with our determination that the Mihaylo Group’s offer to buy Inter-Tel does not adequately reflect the Company’s intrinsic value.
     We initiated our ongoing review of the Company’s strategic options, which could include a sale of the Company, precisely because we believe that all stockholders deserve to realize the maximum value for their investment in Inter-Tel. We do not believe that Mr. Mihaylo alone should be able to benefit from the value creation we expect to result from the continued implementation of the Company’s strategic plan.
YOUR MANAGEMENT TEAM IS FOCUSED ON CREATING
STOCKHOLDER VALUE
     Mr. Mihaylo has attempted to confuse stockholders about Inter-Tel’s strategic plan, but there is no secret to our plan — we have been implementing it all year. The plan includes the rollout of the recently released Inter-Tel 5600 and version 2.0 software for the Inter-Tel 5000 family, the forthcoming introduction of the 7000 communications systems and enhancements to Inter-Tel’s portfolio of advanced software applications. I, and all the other independent directors who comprise the Special Committee, have complete confidence in the ability of Inter-Tel’s management team to successfully execute on this plan.
IT IS UP TO YOU TO PREVENT FURTHER EXPENSE AND DISRUPTION
     You should be aware that the Company has already incurred significant expense and disruption due to Mr. Mihaylo’s lengthy campaign against the Board and management after he resigned as CEO at the Board’s request earlier this year. We believe that the Mihaylo Resolution, if adopted, would have a meaningful destabilizing effect on Inter-Tel’s management and employees, disrupt customer relationships, and hamper the Company’s ability to execute on its major new product release, all of which would reduce our ability to create stockholder value. We have acted for months to protect Inter-Tel and its stockholders from this damage, but now we ask for your help. Send a message to Mr. Mihaylo that you want to protect your investment by using the WHITE proxy card to vote TODAY — by telephone, by internet, or by signing, dating and returning the enclosed WHITE proxy card.

          On behalf of the Special Committee of your Board of Directors, thank you for your continued support.
/s/ Alexander L. Cappello
Alexander L. Cappello
Chairman of the Board of Directors
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This letter contains forward-looking statements. All statements other than statements of historical fact may be forward-looking statements. These include statements concerning the anticipated impact on stockholder value of the Company’s long term strategy, the timing and impact on stockholder value of new product announcements, releases and enhancements, the ability of management to execute the Company’s strategy and adapt to changes in the industry, the Company’s review of all strategic alternatives to maximize stockholder value, and the effect of the Mihaylo Resolution and the actions of its sponsors and others. Such statements are based on current assumptions that involve risks and uncertainties which could cause the actual results, performance, or achievements of the Company to be materially different from those described in such statements, including, market acceptance of new and existing products, software and services; dependence on continued new product development; product defects; timely and successful hiring and retention of employees; retention of existing dealers and customers; industry, competitive and technological changes; general market and economic conditions; the composition, product and channel mixes, timing and size of orders from and shipments to major customers; price and product competition; and availability of inventory from vendors and suppliers. For a further list and description of such risks and uncertainties, please see the risks factors contained in the Company’s Form 10-K, as amended on Form 10-K/A, each as filed with the SEC, other subsequently filed current and periodic reports, and the Company’s most recent Form 10-Q dated August 9, 2006. Inter-Tel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.